Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Preferred Stock, par value $0.00001 per share	457(o)			$50,000,000	$0.00011020	$5,510.00
	Total Offering Amounts				$50,000,000		$5,510.00
	Fees Previously Paid						$0
	Fee due						$5,510.00

(1)	There are being registered hereunder an indeterminate number of shares of the Company’s preferred stock, par value $0.00001 (the “Preferred Stock”), in one or more series or classes, having a having a maximum aggregate offering price of $50,000,000.00. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall be deemed to cover any additional shares of preferred stock as may be issuable from time to time upon stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify the number of shares or units of securities or the proposed maximum offering price per share.